Exhibit 99.2

Athenex Announces Oral Paclitaxel and Encequidar had a Significantly Higher Response Rate Over IV Paclitaxel in a Phase III Pivotal Study in Metastatic Breast Cancer

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Study met primary endpoint showing statistically significant improvement in overall response rate for oral paclitaxel and encequidar (Oral Paclitaxel) compared to IV paclitaxel based on intention-to-treat (ITT) analysis

•	Strong trend in progression-free survival (PFS) and overall survival (OS) of Oral Paclitaxel compared to IV paclitaxel

•	Proportion of confirmed responders with duration of response >150 days was 2.5 times higher for Oral Paclitaxel than IV paclitaxel

•	Neuropathy was less frequent with Oral Paclitaxel compared to IV paclitaxel

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Plan to request a pre-NDA meeting as soon as possible and present data at a major upcoming scientific meeting

ATNX to discuss the results on the earnings conference call today at 8:00am Eastern Time

BUFFALO, N.Y., August 07, 2019 — Athenex, Inc. (Nasdaq: ATNX), a global biopharmaceutical company dedicated to the discovery, development and commercialization of novel therapies for the treatment of cancer, today announced topline data showing that oral paclitaxel and encequidar (Oral Paclitaxel) met the primary efficacy endpoint with statistically significant improvement over IV paclitaxel in a Phase III pivotal study in metastatic breast cancer.

A total of 402 typical metastatic breast cancer patients were enrolled in a 2 to 1 ratio of Oral Paclitaxel to IV paclitaxel in the ITT population (265 in the Oral Paclitaxel group versus 137 in the IV paclitaxel group). Patient demographics were balanced in the two treatment groups. The primary efficacy endpoint was overall tumor response rate (ORR) confirmed at two consecutive timepoints using RECIST v1.1 criteria. Blinded assessments of tumor response were made by two independent radiologists and an independent adjudicator, using a computer algorithm to assign responses.

Oral Paclitaxel showed a statistically significant improvement compared to IV paclitaxel on the primary efficacy endpoint, with an ORR of 36% for the Oral Paclitaxel group compared to 24% for IV paclitaxel patients based on ITT analysis (p = 0.01). Oral Paclitaxel also showed statistically significant improvement compared to IV paclitaxel based on other analyses on populations excluding non-evaluable patients (which would give higher response rates), with p-values ≤ 0.01 in all analyses. In addition, the results showed that the proportion of confirmed responders with a duration of response of more than 150 days was 2.5 times higher in the Oral Paclitaxel group than in the IV paclitaxel group.

Based on the data cut-off on July 25, 2019, there was a strong trend in progression-free survival (p = 0.077) favoring Oral Paclitaxel over IV paclitaxel, and a strong trend in overall survival (p =

0.11) favoring Oral Paclitaxel over IV paclitaxel. At the cut-off date, a higher proportion of patients on Oral Paclitaxel compared with IV paclitaxel remained progression-free and Athenex expects the PFS and OS trend will continue to improve upon follow-up.

In the study, the Oral Paclitaxel group had lower incidence and severity of neuropathy compared to IV paclitaxel: 57% of IV paclitaxel patients experienced neuropathy (all grades) versus 17% of Oral Paclitaxel patients, with grade 3 neuropathy observed in 8% of IV paclitaxel patients versus 1% of Oral Paclitaxel patients. The results also showed lower incidence of alopecia, arthralgia and myalgia in the Oral Paclitaxel group. The incidence of neutropenia was similar in both groups, but there were more incidents of grade 4 neutropenia and infection in the Oral Paclitaxel group. There were also more gastro-intestinal side effects in the Oral Paclitaxel group.

Dr. Rudolf Kwan, Chief Medical Officer of Athenex, stated, “This is the second successful Phase III clinical program accomplished by the clinical team this year. We are excited by the positive results in the Phase III pivotal study, demonstrating improved ORR for Oral Paclitaxel compared to IV paclitaxel across a full spectrum of analyses and lower incidence of neuropathy in the Oral Paclitaxel group. We will be preparing our NDA submission as soon as possible. We are also investigating additional indications for Oral Paclitaxel as well as combinations with other anti-cancer drugs, including biologics and immuno-oncology drugs. With a longer duration of response observed in this trial, we will look into the potential of this drug candidate in metronomic dosing and maintenance therapy. Based on these results, we will aggressively advance the other oral chemotherapy programs.”

Dr. Johnson Lau, Chief Executive Officer and Chairman of Athenex, commented, “Based on the results of the Phase III study, together with the preliminary results generated in the angiosarcoma study, Athenex believes that Oral Paclitaxel has the potential to represent a new class of oral anti-cancer drugs, if approved, based on the findings from this Phase III study showing statistically significant improvement in ORR as monotherapy and longer duration of response over IV paclitaxel, as well as strong trends in improved PFS and OS in patients with metastatic breast cancer. There is also evidence of early onset of activity in angiosarcoma. Adding to this potential are the favorable safety data from this study showing lower incidence of neuropathy, which is currently a major reason for discontinuing IV paclitaxel treatment. There is a potential for Oral Paclitaxel, which is not designed to require steroid pre-medication for immunosuppression, to serve as a cornerstone in chemotherapy in combination with other small molecule anti-cancer drugs, biologics, and immuno-oncology treatment approaches, including other drug candidates in our oncology pipeline.”

“We believe the success of the Oral Paclitaxel program serves as a validation for our Orascovery technology platform, which also includes the oral delivery of docetaxel, cabazitaxel, irinotecan, topotecan and eribulin,” continued Dr. Lau. “Athenex is transforming from a clinical stage company into a fully integrated company with late-stage oncology product candidates and capabilities across the pharmaceutical value chain, including manufacturing and marketing.”

Athenex is also evaluating Oral Paclitaxel in combination with ramucirumab in patients with gastric cancer in an expansion phase of a Phase 1b study, which has shown encouraging preliminary data. Oral Paclitaxel also showed encouraging clinical activity in a pilot study of patients with angiosarcoma. The company is also testing the combination of Oral Paclitaxel with an anti-PD1, pembrolizumab, in patients with advanced solid malignancies.

The Orascovery platform was initially developed by Hanmi Pharmaceuticals and licensed exclusively to Athenex for all major worldwide territories except Korea, which is retained by Hanmi. PharmaEssentia Corp. licensed the Taiwan, Singapore and Vietnam rights of Oral Paclitaxel and ZenRx licensed the Australia and New Zealand rights of Oral Paclitaxel from Athenex.

About the Phase III Study of Oral Paclitaxel and Encequidar

The Phase III pivotal study is a randomized, controlled clinical trial designed to compare the the safety and efficacy of Oral Paclitaxel monotherapy against intravenous paclitaxel monotherapy in patients with metastatic breast cancer. The primary endpoint was tumor response rate (confirmed by scans at two consecutive timepoints) as assessed by RECIST v1.1 criteria, a generally accepted method for assessing tumor response. Blinded assessments of tumor response are made by two independent radiologists and an independent adjudicator, using a computer algorithm to assign responses.

Conference Call and Webcast Information

Company management will discuss the Phase III results during its quarterly earnings conference call, today, Wednesday, August 7, 2019, at 8:00am Eastern Time. To participate in the call, dial 877-407-0784 (domestic) or 201-689-8560 (international) fifteen minutes before the conference call begins and reference the conference passcode 13691069. The live conference call and replay can be accessed via audio webcast at http://public.viavid.com/index.php?id=134662 and also on the Investor Relations section of the Company’s website, located at http://ir.athenex.com/.

About Athenex, Inc.

Founded in 2003, Athenex, Inc. is a global clinical stage biopharmaceutical company dedicated to becoming a leader in the discovery, development and commercialization of next generation drugs for the treatment of cancer. Athenex is organized around three platforms, including an Oncology Innovation Platform, a Commercial Platform and a Global Supply Chain Platform. The Company’s current clinical pipeline is derived from four different platform technologies: (1) Orascovery, based on non-absorbed P-glycoprotein inhibitor, (2) Src kinase inhibition, (3) T-cell receptor-engineered T-cells (TCR-T), and (4) Arginine deprivation therapy. Athenex’s employees worldwide are dedicated to improving the lives of cancer patients by creating more active and tolerable treatments. Athenex has offices in Buffalo and Clarence, New York; Cranford, New Jersey; Houston, Texas; Chicago, Illinois; Hong Kong; Taipei, Taiwan; multiple locations in Chongqing, China; and Manchester, UK. For more information, please visit www.athenex.com.

Forward-Looking Statements

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements. These forward-looking statements are typically identified by terms such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “evaluate,” “expect,” “foresee,” “guidance,” “intend,” “investigate,” “likely,” “may,” “plan,” “potential,” “predict,” “preliminary,” “prepare,” “potential,” “probable,” “project,” “promising,” “seek,” “should,” “will,” “would,” and similar expressions. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include: the development stage of our primary clinical candidates and related risks involved in drug development, clinical trials, regulation, manufacturing and commercialization; our reliance on third parties for success in certain areas of Athenex’s business; our history of operating losses and need to raise additional capital to continue as a going concern; competition; intellectual property risks; risks relating to doing business in China; the uncertainty of when, if at all, we will be able to resume producing API in our Chongqing plant; and the other risk factors set forth from time to time in our SEC filings, copies of which are available for free in the Investor Relations section of our website at http://ir.athenex.com/phoenix.zhtml?c=254495&p=irol-sec or upon request from our Investor Relations Department. All information provided in this release is as of the date hereof and we assume no obligation and do not intend to update these forward-looking statements, except as required by law.

CONTACTS

Investor Relations:

Tim McCarthy

Managing Director, LifeSci Advisors, LLC

Tel: +1 716-427-2952

Direct: +1 212-915-2564

Athenex, Inc.:

Randoll Sze

Chief Financial Officer

Email: randollsze@athenex.com

Jacqueline Li

Corporate Development and Investor Relations

Email: jacquelineli@athenex.com